Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Reports February 2015

Operational Performance

CHICAGO, Mar. 9, 2015 – United Airlines (UAL) today reported February 2015 operational results.

UAL’s February 2015 consolidated traffic (revenue passenger miles) was flat and consolidated capacity (available seat miles) decreased 0.4 percent versus February 2014. UAL’s February 2015 consolidated load factor increased 0.3 points compared to February 2014.

About United

United Airlines and United Express operate an average of 5,055 flights a day to 373 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

United Reports February 2015 Operational Performance / Page 2

Preliminary Operational Results

	February			Year-to-Date
	2015	2014	Change	2015	2014	Change
REVENUE PASSENGER MILES (000)
Domestic	6,101,440	6,215,683	(1.8%)	12,606,649	12,907,419	(2.3%)

International	5,851,063	5,635,403	3.8%	12,835,533	12,313,248	4.2%
Atlantic	1,997,352	2,061,870	(3.1%)	4,456,002	4,575,153	(2.6%)
Pacific	2,391,780	2,271,666	5.3%	5,189,279	4,945,124	4.9%
Latin	1,461,931	1,301,867	12.3%	3,190,252	2,792,971	14.2%

Mainline	11,952,503	11,851,086	0.9%	25,442,182	25,220,667	0.9%
Regional	1,740,320	1,837,863	(5.3%)	3,651,882	3,696,305	(1.2%)
Consolidated	13,692,823	13,688,949	0.0%	29,094,064	28,916,972	0.6%

AVAILABLE SEAT MILES (000)
Domestic	7,272,906	7,381,687	(1.5%)	15,101,386	15,369,481	(1.7%)

International	7,796,376	7,646,825	2.0%	16,628,119	16,124,287	3.1%
Atlantic	2,985,601	3,136,323	(4.8%)	6,298,206	6,637,565	(5.1%)
Pacific	2,980,721	2,889,578	3.2%	6,430,388	6,087,555	5.6%
Latin	1,830,054	1,620,924	12.9%	3,899,525	3,399,167	14.7%

Mainline	15,069,282	15,028,512	0.3%	31,729,505	31,493,768	0.7%
Regional	2,149,951	2,264,374	(5.1%)	4,571,602	4,621,767	(1.1%)
Consolidated	17,219,233	17,292,886	(0.4%)	36,301,107	36,115,535	0.5%

PASSENGER LOAD FACTOR
Domestic	83.9%	84.2%	(0.3) pts	83.5%	84.0%	(0.5) pts

International	75.0%	73.7%	1.3 pts	77.2%	76.4%	0.8 pts
Atlantic	66.9%	65.7%	1.2 pts	70.8%	68.9%	1.9 pts
Pacific	80.2%	78.6%	1.6 pts	80.7%	81.2%	(0.5) pts
Latin	79.9%	80.3%	(0.4) pts	81.8%	82.2%	(0.4) pts

Mainline	79.3%	78.9%	0.4 pts	80.2%	80.1%	0.1 pts
Regional	80.9%	81.2%	(0.3) pts	79.9%	80.0%	(0.1) pts
Consolidated	79.5%	79.2%	0.3 pts	80.1%	80.1%	0.0 pts

ONBOARD PASSENGERS (000)
Mainline	6,392	6,374	0.3%	13,254	13,217	0.3%
Regional	3,077	3,269	(5.9%)	6,408	6,524	(1.8%)
Consolidated	9,469	9,643	(1.8%)	19,662	19,741	(0.4%)

CARGO REVENUE TON MILES (000)
Total	221,575	182,913	21.1%	422,196	363,248	16.2%

(more)

United Reports February 2015 Operational Performance / Page 3

Preliminary Fuel Costs Per Gallon

First Quarter 2015 estimated consolidated average price per gallon of fuel, including the impact of all cash-settled hedges and fuel taxes	$2.10 - $2.15	Dollars

Preliminary Operational Results

	2015	2014	Change
February On-Time Performance[1]	73.5%	70.0%	3.5pts
February Completion Factor[2]	97.4%	96.7%	0.7pts

[1]	Based on domestic mainline scheduled flights arriving within 14 minutes of scheduled arrival time, according to data published in the DOT Air Travel Consumer Report
[2]	Mainline completion percentage

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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